EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report (Form 10-K) of Oakridge Holdings, Inc. and Subsidiaries of our report dated October 15, 2012 included in the 2012 Consolidated Financial Statements of Oakridge Holdings, Inc. and Subsidiaries.

/s/ Moquist Thorvilson Kaufmann & Pieper LLC

Moquist Thorvilson Kaufmann & Pieper LLC
Edina, Minnesota

October 15, 2012